UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): June 15, 2007

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On June 15, 2007, Ariba, Inc. (“Ariba”) and Juniper Networks, Inc., the successor in interest to NetScreen Technologies, Inc. (“Juniper”) entered into an amendment (the “First Amendment”) to the sublease dated as of October 18, 2002 between Ariba and NetScreenTechnologies, Inc. (the “Sublease”).

The First Amendment is effective as of June 15, 2007; provided, however, either party may terminate the First Amendment without liability if Moffett Park Drive LLC, the master landlord, does not provide either its consent to the First Amendment or agree to execute an amended recognition agreement within fifteen days of the effective date of the First Amendment. The amended recognition agreement provides among other things that upon certain events, as defined in the agreement, the Sublease, as amended, would be deemed modified such that Juniper would be deemed the tenant and Moffett Park Drive LLC would be deemed the landlord.

Pursuant to the First Amendment, Juniper has agreed to renew its sublease of approximately 177,624 square feet of space at Ariba’s Sunnyvale headquarters through January 24, 2013. In addition, Juniper has agreed, effective no later than December 1, 2007, to lease approximately 88,742 square feet of additional space at Ariba’s Sunnyvale headquarters through January 24, 2013.

Effective no later than December 1, 2007, the monthly base rent for the 266,366 square feet of space will be $421,732.18 until May 13, 2008. After this time, the monthly base rent will be paid according to the following rate schedule:

Rental Period	Monthly Base Rent
5/14/08 – 9/30/08	$476,795.14
10/1/08 – 9/30/09	$503,431.74
10/1/09 – 9/30/10	$530,068.34
10/1/10 – 9/30/11	$556,704.94
10/1/11 – 9/30/12	$583,341.54
10/1/12 – 1/24/13	$609,978.14

The First Amendment also grants Juniper an option to expand into approximately 86,340 square feet of additional space at Ariba’s Sunnyvale headquarters. Juniper must provide notice to Ariba of its election to exercise its option by September 1, 2007 or this option will terminate. If Juniper exercises its option to expand, the monthly base rent for the expansion space will be $154,548.60 until September 30, 2008. After this time, the monthly base rent for the expansion space will be paid according to the following rate schedule:

Rental Period	Monthly Base Rent
10/1/08 – 9/30/09	$163,182.60
10/1/09 – 9/30/10	$171,816.60
10/1/10 – 9/30/11	$180,450.60
10/1/11 – 9/30/12	$189,084.60
10/1/12 – 1/24/13	$197,718.60

Provided that Juniper exercises its option to expand, the First Amendment also grants Juniper a right of first refusal on any additional space that becomes available at Ariba’s Sunnyvale headquarters through 2013. Juniper’s right of first refusal is subordinate to any existing right of first refusal or other expansion right on the property.

The First Amendment was negotiated at arm’s length between the parties. Robert M. Calderoni, Ariba’s Chief Executive Officer and Chairman of Ariba’s Board of Directors, is also a member of the Board of Directors of Juniper. The First Amendment was approved by the independent members of Ariba’s Board of Directors pursuant to its Policies and Procedures with respect to Related Person Transactions. There are no other material relationships between Ariba or its affiliates and Juniper.

Ariba expects that this First Amendment will result in a neutral to slightly favorable change in restructuring obligations, which will have a neutral to slightly favorable impact on Ariba’s GAAP earnings for the period ended June 30, 2007. Ariba still has approximately 174,000 square feet of abandoned space, approximately half of which includes the space that Juniper has an option to expand into and approximately half of which is currently available. Any changes in rate assumptions or rent commencement dates may impact the reserve. For example, a 25 cent per month change in assumption will result in an additional charge of approximately $4 million. The information presented above is not an update or reaffirmation of the guidance previously provided by Ariba.

The description of the First Amendment contained in this Item 1.01 is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the First Amendment. The First Amendment will be attached as an exhibit to Ariba’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: June 18, 2007	By:	/s/ JAMES W. FRANKOLA
James W. Frankola
Executive Vice President and Chief Financial Officer